Exhibit 19

GLOBAL CROSSING AIRLINES GROUP INC.

Insider Trading Policy

(February 1, 2022)

Background and Purpose of Policy

Global Crossing Airlines Group Inc. (the “Company”) and all directors, officers and employees of the Company and its subsidiaries, if any, are subject to federal and state “insider trading” laws with respect to transactions involving Company securities. These laws prohibit (a) trading in (as defined below) Company securities on the basis of Material Nonpublic Information (as defined below), and (b) disclosing Material Nonpublic Information to others who might trade on the basis of that information. As further described in this Insider Trading Policy (this “Policy”), anyone violating these laws is subject to personal liability and could face criminal penalties. Under certain circumstances, companies and their controlling persons could also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy to promote compliance with federal and state insider trading laws and to protect the Company and its directors, officers and employees (including employees and officers of subsidiaries of the Company, if any) from the serious liabilities and penalties that can result from trading in Company securities in violation of these laws. You, however, are responsible for ensuring that you do not violate federal or state insider trading laws or this Policy.

Scope of Policy

This Policy applies to (a) all directors, officers and employees of the Company or its subsidiaries, if any, and (b) any other persons, such as contractors, consultants or any personnel of the Company’s external manager, whom the Company’s Chief Financial Officer has designated as subject to this Policy because such other persons have access to Material Nonpublic Information concerning the Company or its subsidiaries, if any. The restrictions in this Policy also apply to each such person’s spouse; any parent, stepparent, child, stepchild, sibling or in-law or other family members; other members of such person’s household; any corporation, partnership or other entity that is controlled or managed by such person; and any trust for which such person is the trustee or has a beneficial pecuniary interest (each, a “Related Party”). Directors, officers, employees and other persons designated as subject to this Policy are responsible for ensuring compliance by their Related Parties. All persons identified in this paragraph are hereinafter referred to in this Policy as “insiders.” This Policy only provides guidelines and the directors, officers, employees and other persons designated as subject to this Policy are still ultimately responsible for ensuring that they and their respective Related Parties do not violate insider trading laws or this Policy.

Definition of Material Nonpublic Information

Trading in Company securities “on the basis of” Material Nonpublic Information about the Company or Company securities is prohibited. The term “on the basis of” is generally determined to be met where the person trading in securities was aware of or possessed the Material Nonpublic Information at the time of the transaction. For purposes of determining whether information is “Material Nonpublic Information,” the following provisions apply:

Material Information. Information about the Company or Company securities is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to purchase, hold or sell Company securities. Any information, if publicly disclosed, that could be expected to affect the value of the Company’s securities, whether it is positive or negative, should be considered material information. While it is not possible to define all categories of material information, the following list illustrates various items that could be regarded as material:

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earnings information and projections of earnings information, including estimates of earnings, sales and income or loss, and information regarding expenses, funds from operations, funds available for distribution, liquidity and other non-public financial information;
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a pending or proposed merger, acquisition or tender offer;
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a pending or proposed acquisition or disposition of significant assets;
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a pending or proposed significant joint venture or strategic partnership;

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a pending or proposed significant change in the Company’s loan portfolio;
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a restructuring of the Company;
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impending bankruptcy or financial liquidity problems;
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offerings of additional securities, significant borrowings or other financing transactions out of the ordinary course;
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declaration of a dividend, changes in dividend policies or declaration of a stock split;
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the establishment of a repurchase program for Company securities;
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changes in senior management or key personnel of the Company or its external manager, or the composition of the Company’s Board of Directors (the “Board”) or its investment committee, including information concerning the business and personal lives of the foregoing;
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a change in auditors or notification that the Company may no longer rely on an auditor’s audit report;
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developments regarding joint venture partners, borrowers, operators, lenders, acquisition/investment targets or the external manager of the Company (including the entry into, amendment or loss of an important contract or other arrangement with any of the foregoing);
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changes in credit ratings and actual or potential defaults;
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significant related party transactions;
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significant regulatory actions or governmental investigations involving the Company or significant actual or threatened litigation matters and developments in such litigation;
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a material cybersecurity incident or other significant disruption in the Company’s operations due to a breach or unauthorized access of the Company’s information technology infrastructure; and
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the imposition of an event-specific restriction on trading in Company securities or the extension or termination of such restriction.

Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Information that has not been disclosed to the public is generally considered to be “nonpublic” information unless and until it has been effectively communicated to the public and sufficient time has elapsed to permit the market to absorb and evaluate the information. In order to establish that the information has been effectively communicated to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been distributed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or in a public disclosure document filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. As a general rule, information should be considered nonpublic until the closing of the first full trading day after public disclosure. Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific Material Nonpublic Information. “Trading day” means a day on which national stock exchanges are open for trading.

Restrictions Under This Policy

In addition to restrictions set forth elsewhere in this Policy, all insiders who are aware of Material Nonpublic Information are prohibited from (a) trading in Company securities, except as expressly permitted by this Policy, (b) recommending that any person trade in Company securities, (c) disclosing Material Nonpublic Information to any person, including any Related Party, or (d) assisting anyone engaged in the above activities. The Company strongly discourages all insiders from giving trading advice concerning the Company to third parties even when the insiders do not possess Material Nonpublic Information about the Company. All inquiries from outsiders regarding Material Nonpublic Information about the Company must be forwarded to the Company’s Chief Financial Officer.

In addition, insiders who, in the course of their employment with the Company or its subsidiaries, if any, learn of material nonpublic information about another company with which the Company or its subsidiaries, if any, does business may not (a) trade in that company’s securities until the information becomes public or is no longer material, or (b) disclose such information to any other person (other than to directors, officers and employees of the Company, or legal counsel or accountants to the Company, to the extent necessary within the scope of his or her work for the Company) or recommend that any person trade in that company’s securities.

For purposes of this Policy, “trade in” or “trading in” securities includes:

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all open market purchases or sales of Company common stock and any other class of securities of the Company;
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the sale of Company common stock acquired upon the vesting of equity-based awards or the exercise of stock options, including by way of broker-assisted cashless exercise; and
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purchases and sales of derivative securities or any interest or position relating to the future price of Company securities, such as put options, call options and short or forward sales.

Notwithstanding the foregoing, “trading in” securities does not include: (a) the vesting of equity-based awards, (b) the reacquisition or withholding of Company securities by the Company to satisfy a tax withholding obligation upon the vesting of equity-based awards, (c) the crediting of dividend equivalents by the Company on outstanding equity awards in accordance with the terms of the applicable award agreement, (d) the payment by the Company of vested equity awards and (e) the acquisition of securities upon the exercise of stock options where the exercise price and applicable tax withholding amounts are paid in cash or if there is a “net exercise.” A “net exercise” is the use of the shares underlying a stock option to pay the exercise price and/or tax withholding obligation.

In addition, trading in Company securities pursuant to a Rule 10b5-1 trading plan is not subject to the trading prohibitions contained in this Policy provided that it has been approved in advance by the Company’s Chief Financial Officer or by the director of the legal department of the Company, or any other person designated by either of them provided that such approval is provided in advance of any “waiting period” required by Rule 10b5-1 or an interpretation thereof by the SEC. In the event that the Chief Financial Officer or the director of the legal department of the Company desires to trade in Company securities pursuant to a Rule 10b5-1 trading plan, pre-approval of such plan by the Chief Executive Officer is required. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 trading plan must be entered into at a time when the person adopting it is not aware of any Material Nonpublic Information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of the trade. The 10b5-1 trading plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any amendments, revisions or early terminations of a Rule 10b5-1 trading plan must be pre-approved as set forth in this paragraph.

Bona fide gifts or charitable contributions of securities also are not transactions subject to this Policy, unless the insider making the gift or contribution in circumvention of this policy, has reason to believe that the recipient intends to sell the Company’s securities while the insider is aware of Material Nonpublic Information, or the insider is subject to the trading restrictions specified below in Sections 5 or 6 at the time the gift is made.

To the extent the Company establishes a dividend reinvestment and/or stock purchase plan (a “DRIP”), this Policy shall not apply to “purchases” of such DRIP resulting from reinvestment of dividends paid on the Company’s securities under a standing election. However, this Policy shall apply in connection with (i) the initial election to participate in any such DRIP or any election to modify the level of participation under such DRIP, (ii) voluntary purchases of the Company’s securities resulting from additional contributions to such DRIP, and (iii) the sale of any of the Company’s securities purchased under such DRIP.

To the extent the Company establishes a non-employee director stock-for-fees program (a “Stock-For-Fees Program”), the trading restrictions in this Policy shall not apply to purchases of the Company’s securities in any such Stock-For-Fees Program resulting from an election by a non-employee director to receive any of the Company securities in lieu of cash payment of any director fees. The trading restrictions shall apply, however, to (i) the election to participate in any such Stock-For-Fees Program for any enrollment period, (ii) changes in elections, and (iii) sales of any of the Company’s securities purchased under such Stock-For-Fees Program.

Quarterly Blackout Periods and Mandatory Pre-Clearance for Designated Insiders

The Company’s announcement of its annual or quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid the appearance that an insider traded while aware of Material Nonpublic Information, this Policy prohibits each person identified by the Chief Financial Officer as a “Designated Insider” on Exhibit A and each Related Party of such Designated Insider, from trading in Company securities beginning at 5:00 p.m. Eastern Time (the “Close of Business”) on the last day of the fiscal quarter and ending on the Close of Business at the end of the first full trading day after the date the Company publicly announces its annual or quarterly earnings (each, a “Quarterly Blackout Period”). The existence or non-existence of a blackout period does not alter the general prohibitions against trading based on Material Nonpublic Information, which are applicable at all times.

In addition, the Company requires each Designated Insider who desires to trade in Company securities other than during a Quarterly Blackout Period or any Special Blackout Period (as defined below) to obtain written clearance of the proposed transaction from the Company’s Chief Financial Officer, or any other person designated by either of them prior to initiating such transaction. Requests for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction and the person requesting pre-clearance must certify to the Company’s Chief Financial Officer, in writing that such person is not in possession of Material Nonpublic Information concerning the Company. The Designated Insider must complete the proposed trade within two business days after the approval is granted. The Chief Financial Officer or his designees, as applicable, are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade. If a Designated Insider seeks pre-clearance and permission to engage in the trade is denied, then such Designated Insider should refrain from initiating any trade in Company securities and should not inform any other person of such denial. Notwithstanding the foregoing, transactions in Company securities pursuant to a Rule 10b5-1 trading plan are not subject to the pre-clearance requirements of this paragraph; provided that the Rule 10b5-1 trading plan has been pre-approved by the Chief Financial Officer, or his designees, as applicable, as described above. In the event that the Chief Financial Officer desires to trade in Company securities and obtain written clearance of the proposed transaction, pre-clearance of such transaction by the Chief Executive Officer is required.

Special Blackout Periods

From time to time, due to material developments known to the Company that have not been disclosed publicly, the Company may impose a special blackout period (each, a “Special Blackout Period”) in addition to the Quarterly Blackout Period. During any Special Blackout Period, Designated Insiders, and any other insiders designated by the Board, and their respective Related Parties will not be permitted to trade in Company securities. No insider may disclose to any other person that a Special Blackout Period has been designated. For the avoidance of doubt, the trading restrictions imposed under Quarterly Blackout Periods and Special Blackout Periods includes any outstanding “stop-loss” or “limit” orders requested prior to such periods that have not been fulfilled prior to the beginning of such periods, unless such orders are otherwise expressly excepted by this Policy.

Additional Restrictions on Trades by Insiders

The following additional restrictions apply to any trading in Company securities by insiders:

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Short Sales. Short sales of the Company’s securities (generally, the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company’s prospects. Additionally, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, insiders are prohibited from engaging in short sales of Company securities, which are illegal for officers and directors pursuant to Section 16(c) of the Exchange Act.
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Publicly Traded Options. Trading in “puts” and “calls” (publicly traded options to buy or sell stock) or other derivative securities may create the appearance that an insider is trading based on Material Nonpublic Information and focus an insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Therefore, insiders are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, even when they are not aware of Material Nonpublic Information at the time of the transaction.
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Hedging Transactions. Certain forms of hedging or monetization transactions are complex transactions that are designed to hedge or offset any decrease in the market value of Company securities without the full risks and rewards of ownership. When that occurs, an insider entering into such transactions may no longer have the same objectives as the Company’s other stockholders. Therefore, insiders are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
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Margin Accounts and Pledged Securities. Securities held by an insider in a margin account for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when the insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, insiders are prohibited from margining the Company securities in a margin account or pledging Company securities as collateral for a loan or granting an option to a borrower with the exercise price thereof offset by the satisfaction of the principal or collateral of the loan.

Policy Continues to Apply After Termination of Employment

This Policy continues to apply to the insider’s transactions in Company securities even after an insider has terminated employment with the Company. If you are in possession of Material Nonpublic Information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Consequences of Violations of This Policy

Any violation of this Policy by a director, officer or employee may result in disciplinary action, up to and including termination of employment or of other relationships with the Company, whether or not the insider’s failure to comply results in a violation of law.

In addition, individuals may be subject to civil and criminal penalties for insider trading violations. The federal government may also seek an injunction, bring administrative proceedings and/or commence criminal prosecutions, potentially resulting in fines (up to $5 million per violation), imprisonment (up to twenty years per violation) or both. Civil penalties may be sought by the government for up to three times the profits made (or three times the losses avoided).

Under certain circumstances, the Company may also be subject to civil fines equal to the greater of three times the profit made (or loss avoided) or $1 million, and criminal fines up to $25 million.

Inquiries

Please contact the Chief Financial Officer with any questions or other inquiries regarding any of the provisions or procedures of this Policy or the public or nonpublic status of Company information.

EXHIBIT A

Designated Insiders

The following insiders of the Company are considered Designated Insiders for purposes of this policy:

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All members of the Board
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Chief Executive Officer
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President
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Chief Financial Officer
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General Counsel, if any
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Controller
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Secretary
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Treasurer
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Anyone with the title of Senior Vice President or Vice President

Insider Trading Policy Acknowledgment

I have received and read this Insider Trading Policy (this “Policy”) of Global Crossing Airlines Group Inc. (the “Company”), and I understand its contents. I agree to comply fully with this Policy. I understand that violations of insider trading laws may subject me to severe civil and/or criminal liabilities or penalties, and that violation of the terms of this Policy may subject me to discipline by the Company up to and including immediate termination of employment.

Instructions: Carefully read the Insider Trading Policy and sign this Acknowledgement form. The signed copy of the Acknowledgment form will be retained in your personnel file. You may retain a copy of your signed Acknowledgement form along with the Insider Trading Policy for your records.

Employee Witness

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Print Name Print Name

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Signature Signature

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Date Date